Exhibit 8.2

                    , 2003

GLB Bancorp, Inc.

7001 Center Street

Mentor, Ohio 44060

Re:	Taxation of the Merger of GLB Bancorp, Inc. with and into Sky Financial Group, Inc.

Gentlemen:

We have acted as special counsel for GLB Bancorp, Inc., an Ohio corporation (“GLB Bancorp”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by Sky Financial Group, Inc. (“Sky Financial”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the Sky Financial common shares to be issued in connection with the merger of GLB Bancorp with and into Sky Financial (the “Merger”), as described in the Registration Statement. We are furnishing this opinion to you in accordance with the requirements of Section 601(b)(8) of Regulation S-K under the Securities Act. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, of that certain Agreement and Plan of Merger, dated as of July 15, 2003, by and between GLB Bancorp and Sky Financial that was filed with the Commission as an exhibit to the Registration Statement, of certificates from officers of GLB Bancorp and Sky Financial of even date herewith and of such other documents, records and matters as we have deemed necessary or appropriate (collectively, the “Documents”).

In rendering the opinions set forth below, we have assumed the following: (a) the authenticity of all Documents submitted to us as originals; (b) the conformity of any documents submitted to us as copies to their respective originals; (c) the authenticity of all signatures (other than those of officers and directors of GLB Bancorp) of the persons executing the Documents and the documents, instruments and agreements executed pursuant to the terms thereof; (d) the legal capacity of all natural persons; (e) as to persons or parties other than GLB Bancorp, the power and authority to execute and deliver, the due authorization, execution and delivery of, and the validity, binding effect and enforceability against such persons or parties of, the Documents and all documents, instruments and agreements contemplated by the Documents; (f) that all representations as to factual matters in the Documents are true, correct and complete and that any representation qualified as being made to the “knowledge” of any person or party is correct without such qualification; (g) that the Merger and other transactions described in the Documents will be consummated in accordance with the terms and conditions thereof; (h) that the Merger will qualify as a statutory merger under the Ohio General Corporation Law and (i) that GLB Bancorp and Sky Financial will report the Merger on their respective federal income tax returns in a manner consistent with the opinions set forth below.

In opining herein, we have made no independent investigation of the applicable facts other than a review of the Documents and information in our files.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, under existing law:

1.    The Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.    In connection with the Merger, each of GLB Bancorp and Sky Financial will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

3.    No gain or loss will be recognized for federal income tax purposes by shareholders of GLB Bancorp who receive Sky Financial common shares in exchange for GLB Bancorp common shares in the Merger, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests.

We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of result.

The legal opinions set forth herein are limited to United States federal income tax law. We express no opinion as to the effect of any other applicable law.

The opinions set forth herein are solely for the use and benefit of the addressee hereof in connection with the Merger upon the understanding that we are not hereby assuming any professional responsibility to any other person whatsoever and that the opinions are not to be quoted in whole or in part or otherwise referred to in any documents or instruments, or relied upon by any other person or entity, without our prior written consent.

The information set forth herein is as of the date of this opinion letter, and we disclaim any undertaking to advise you of any changes that hereafter may be brought to our attention.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Proxy Statement/Prospectus included therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely, KOHRMAN JACKSON & KRANTZ P.L.L.

By:

Kevin T. O’Connor, a partner